Exhibit 10.2
Doug Merritt
CEO & President
270 Brannan Street
San Francisco, CA 94107

October 3, 2017

Ms. Susan St. Ledger
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA 94107

Re:    Promotion Letter

Dear Susan:

Congratulations on your promotion to the position of President, Worldwide Field Operations! This letter agreement (the “Agreement”) is entered into between Splunk Inc. (the “Company” or “we”) and you. The purpose of this Agreement is to confirm your new position, annual salary and bonus target, as well as the equity awards granted to you by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Other than as specified in this Agreement, the terms and conditions contained in your Employment Offer letter agreement dated March 3, 2016 remain in effect.

1.Annual Salary; Executive Bonus. Your new title will be President, Worldwide Field Operations. Your promotion is effective as of October 1, 2017 (the “Effective Date”), and you will continue report to me. As of the Effective Date, your gross base salary will be $440,000 per year and you will be paid semi-monthly at a rate of approximately $18,334, less applicable deductions and withholdings. In addition, you will continue to be eligible to participate in the Company’s Executive Bonus Plan with no change to your annual bonus percentage at target. Your annual on target earnings will be $880,000.

2.Equity. The Compensation Committee granted you 94,000 Restricted Stock Units (“Promotion RSUs”). The Promotion RSUs will vest over approximately 4 years with 25% of the Promotion RSUs vesting on or about September 10, 2018 and 1/16th of the Promotion RSUs vesting quarterly thereafter as specified in your Promotion RSU agreement, so long as you remain employed by the Company.

3.Acceptance. To accept this Agreement, please sign in the space indicated and return to me. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.

Please feel free to contact me if you have any questions.

Best,

/s/ Doug Merritt

Doug Merritt
Chief Executive Officer and President
Splunk Inc.

Acceptance and Agreement

I have read, understand, and agree to each of the terms and conditions set forth above.

I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein, my Employment Offer letter agreement dated March 3, 2016, and the equity award agreements for my currently outstanding equity awards.

/s/ Susan St. Ledger	October 3, 2017
Susan St. Ledger	Date